Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: evlam2000@aol.com

October 22, 2008

Mr. Rick A. Plote
JB Clothing Corporation
47 Fountainhead Circle
Henderson, Nevada 89052

Re: Opinion of Counsel for Registration Statement on Form S-1 Under the Securities Act of 1933
      (the “Registration Statement”) of JB Clothing Corporation, a Nevada corporation.

Dear Mr. Plote:

The Law Offices of Joseph L. Pittera , (the “Firm”) has acted as special counsel for JB Clothing Corporation, a Nevada corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 4,000,000 shares (the “Shares”) of the common stock at the price of $.01 per share, being offered by the Company.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1.	Certificate of Incorporation of the Company, as amended to date;
2.	Bylaws of the Company, as amended to date;
3.	The records of corporate proceedings relating to the issuance of the Shares;
4.	Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to us as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

Joseph L. Pittera, the principal of the firm is a licensed attorney in the State of California.  We do not express any opinion as to the laws of any other jurisdiction other than the Corporation Law of the State of Nevada, all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign Jurisdiction.  This opinion is limited to the laws, including the rules and regulations there-under, as in effect on the date hereof.  Based on the following I am of the following opinion:

1.
JB Clothing Corporation (the "Company" or the "Registrant") is a duly and legally organized and existing Nevada Corporation, with its office and mailing address located at 47 Fountainhead Circle, Henderson, Nevada 89052.  The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State’s office and filed with the office on September 24, 2008.  The Company’s

JB Clothing Corporation
Legal Opinion

existence and form is valid and legal and active pursuant to the representation above and from a review of the corporate filing information at the Nevada Secretary of State’s Office.

2.
The Company is a fully and duly incorporated Nevada corporate entity.  The Company has two classes of stock, a class of common stock, and a class of preferred stock.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares and preferred shares of stock.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable.  The common stock to be registered under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada.  The Company has not issued any shares of preferred stock.

3.
To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the registration statement.  We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.	The Company’s outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholders upon voluntary or involuntary liquidation of the Company.

5.
By directors’ resolution, the Company has authorized the issuance of 4,000,000 shares of common stock for this offering.  The Company’s Articles of Incorporation presently set the authorized capital stock of the Company at 75,000,000 shares, 70,000,000 of which are designated as Common Stock, with a $0.001 par value, and 5,000,000 as preferred stock with a $.001 par value.

Based upon the foregoing, we are of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement have been, and will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement.

The Firm does hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission there-under.

Sincerely,

/s/ Joseph L. Pittera, Esq.
Law Offices of Joseph L. Pittera
By: Joseph L. Pittera